5







      May 13, 2002



      PERSONAL AND CONFIDENTIAL


      John Lalli
      60 White Birch Road
      Pound Ridge, New York 10576

      Dear John:

      This is to confirm our offer to you for the position of Senior Vice President, Strategic Services, reporting directly to me. Your commencement date will be May 15, 2002. Your base salary rate will be $3,750 semi-monthly ($90,000 per annum) less applicable withholding taxes and payroll deductions (collectively referred to as "Payroll Deductions").

      In addition to your base salary, you will be eligible to earn commissions equal to three percent (3%) of Adjusted Revenue from new customers that are solely introduced by you to the Company on or after your commencement date. For purposes of this commission arrangement, Adjusted Revenue shall be the minimum gross fees payable by new customers excluding any amounts representing deposits; credits or discounts given to the new customers by the Company; interest or finance charges; any taxes payable by the new customers; sales of hardware or software; and expense reimbursements, including any administrative markup thereon. Commissions shall be payable in the final semi-monthly pay period in the month following the month in which a new customer was billed, provided you are an active employee of the Company at the time that payment would be due. Any commission paid to you will be subject to adjustment for subsequent credits or discounts given to the new customers in a period following the month in which the Adjusted Revenue on which the commission had been computed was billed. In no event will commissions be earned or payable in any period following your termination of employment irrespective of the reason for such termination.

      Your annual expense account is $30,000. Expenses for local business entertainment, expenses while traveling outside the local area, typically while traveling via air transportation, hotels to various locations are not included in this expense allowance, but are paid separately.

      In the final semi-monthly pay period of each of the first twelve (12) full calendar months following the commencement date (individually a "Draw Period"), except as noted below, you will receive $10,000 less Payroll Deductions as a draw against commissions. If you are entitled to receive any commissions in a Draw Period, the gross amount of the draw will be reduced by the gross amount of the commission then payable. Any gross commission otherwise payable in excess of $10,000 will be applied against any previously unrecovered draw. Notwithstanding the foregoing, you will receive no less than $10,000 less Payroll Deductions, either as a draw, commission, or combination thereof, in a Draw Period. In the event that you do not earn enough commissions prior to the termination of your employment, irrespective of the reason for such termination, any balance of unrecovered draws shall not be subject to repayment by you to the Company.

      A recommendation will be presented to the Options and Compensation Committee of the Board of Directors and/or the Board of Directors itself to grant you an option to acquire 30,000 shares of common stock in Infocrossing pursuant to the 2002 Stock Option and Stock Appreciation Rights upon adoption of such plan at the annual meeting of shareholders scheduled for June 25, 2002. Management will recommend that the options be granted as of the date of the adoption of the plan. The strike price per share will be equal to the fair market value of one share of Infocrossing's common stock as of the date of grant. The options will vest as follows: one-third (1/3) after the first anniversary of the grant and the balance on a pro rata basis over the succeeding twenty-four (24) months.

      Further details of the option plan will be set forth in the plan document to be delivered to you shortly after your options are granted.

      The term of your employment will be one (1) year unless terminated sooner by the Company for cause, including, but not limited to, violation of fiduciary duties or duty of loyalty, willful or gross misconduct, or failure to follow the reasonable directives of the Chief Operating Officer. After the expiration of one (1) year, your employment will be on an at-will basis; that is, either the Company or you may terminate the employment relationship at any time, with or without cause or notice.

      In accordance with the Immigration Reform and Control Act, we are required to verify that you are legally entitled to work in the United States. You must complete Section 1 on the attached Form I-9 and present it with original documents establishing identity and employment eligibility. Please present these documents on your first day of employment to Trish Digan, Vice President, Human Resources. Failure to present the appropriate document(s) on your start date will make you ineligible for employment with the Company. If you anticipate any difficulties in this regard, please contact me as soon as possible so that alternate arrangements can be explored.

      Please read the enclosed materials carefully and complete all appropriate documents as instructed below and on the attached checklist. You should send the completed documents to Trish Digan on your first day of employment. She may be reached by phone at (201) 840-4731 or by e-mail as follows: tdigan@infocrossing.com.

      I am enclosing two copies each of the Employee Invention and Confidential Information Agreement that describes your responsibilities with regard to the integrity of the Company. Kindly sign one copy and return it to Trish Digan with your other paperwork.

      As a new employee, after a brief "waiting period," you will be eligible to participate in certain voluntary, benefit plans. All benefit plans commence the first of the calendar month following the completion of one full calendar month of employment. Employee contributions vary according to the plan and the amounts of any employee contributions are subject to change. Moreover, the Company may change its benefit plans by adding, deleting or otherwise modifying such plans. The current benefit plans are:

     o Comprehensive managed care medical plan currently offered through United Healthcare, www.unitedhealthcare.com and dental coverage through Aetna, www.aetna.com. Please feel free to explore these websites to preview doctors/dentists available. The appropriate forms are enclosed in this package. Please complete the forms and submit them to Trish Digan, during your first week of employment.

     o Life & AD&D Insurance, Long-Term Disability (LTD), Short-Term Disability (STD).

     o A Flexible Spending Account (FSA) which enables you to pay for payroll deducted healthcare insurance premiums, dependent/child care, and out-of-pocket health costs on a pre-tax basis for federal income tax purposes.

     o    Twelve (12) days vacation, which will begin to accrue after ninety
          (90) days following the date on which your employment begins. Vacation entitlements will be retroactive to your start date and will be calculated at the rate of one (1) day per completed month of service. No more than five (5) unused vacation days may be carried forward from a calendar year to a subsequent calendar year. Unused vacation days that may not be carried forward will be forfeited. Upon termination of employment for any reason other than for cause, an employee will be compensated for unused vacation time determined at such employee's base salary such time pro rated on a daily basis. For purposes of the preceding sentence, the maximum number of days of unused vacation will equal the sum of (a) any unused vacation days accrued through the termination date for the calendar year in which termination occurs plus (b) any unused days remaining from the carryover from the previous calendar year.

     o Six (6) sick days which will accrue after ninety (90) days following the date on which your employment begins. Sick day entitlements will be retroactive to your start date and will be calculated at the rate of one-half (1/2) day per completed month of service. Sick day accruals will continue until an employee has accumulated a maximum of fifteen (15) days. No further time will accrue until the accumulated balance falls below fifteen (15) days. Once the accumulated balance is less than fifteen (15) days, the accrual will begin again until the accumulated balance reaches fifteen (15) days. Employees will not be compensated in cash for unused sick days at any time, including termination of employment for any reason whatsoever.

     o Paid holidays in accordance with the Company's holiday schedule published for each calendar year. The Company's 2002 holiday schedule is enclosed.

     o    401(k) plan.

     The foregoing description of the benefits and plan is intended to be a very cursory overview. Trish Digan will give you details of the foregoing plans and benefits as well as any related documents to you during your first week of employment. If there is any inconsistency between the foregoing description and the documents to be given to you, the documents will control.

     If the terms of the offer are acceptable, please sign this letter and the duplicate original. Kindly send the letter to me and retain the duplicate original for your records. Also, please fax a copy of the signed letter to me at 201-840-7126 as soon as possible.

     We look forward to you joining Infocrossing. Please feel free to contact me with any questions regarding this letter. I can be reached at (201) 840-4701.

     Sincerely,


     /s/ ROBERT B. WALLACH
     Robert B. Wallach
     President




  cc:             P. Digan
                  Personnel File







/s/ JOHN LALLI                                    May 22, 2002
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John Lalli                                           Date